Exhibit 10.2

SECOND AMENDMENT AND RESTATEMENT

OF THE

HERBALIFE INTERNATIONAL OF AMERICA, INC.
MANAGEMENT DEFERRED COMPENSATION PLAN
Effective               , 2008

Exhibit 10.2

PURPOSE

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation, its corporate parent and its subsidiaries.

The Plan was originally effective as of January 1, 1996 and amended and restated effective as of January 1, 2001.  The Plan is hereby amended and restated effective as of             , 2008 (the “2008 Restatement”), which amendment and restatement is intended to reflect the provisions of Section 409A of the Code (as defined below) and the regulations and other Treasury Department guidance promulgated thereunder, and shall be interpreted accordingly.  The 2008 Restatement shall only apply to “amounts deferred” (within the meaning of Section 409A of the Code) by Participants in taxable years beginning after December 31, 2004, and any earnings thereon.  The provisions of the Plan in existence prior to the 2008 Restatement shall continue to govern amounts deferred by Participants in taxable years beginning before January 1, 2005, and any earnings thereon.

ARTICLE 1
DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1

“Account Balance” shall mean, with respect to a Participant, the sum of (a) his or her Elective Deferral Account plus (b) his or her Rollover Contribution Account.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to or in respect of a Participant pursuant to the Plan.

1.2

“Annual Bonus” shall mean any compensation, in addition to Base Annual Salary, paid in respect of a Plan Year to a Participant as an employee under the Company’s Management Incentive Plan  (or any successor plan), or otherwise in the discretion of the Company.  An annual Bonus for a Plan Year may, but need not, be paid during such Plan Year.

1.3

“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and/or Annual Bonus that a Participant elects to have and is deferred, in accordance with Article 3, for any one Plan Year.

1.4

“Base Annual Salary” shall mean the annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, Directors Fees and other fees, stock options and grants, and car allowances) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans (other than compensation deferred under individual employment Contracts) of any Employer.  The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Base Annual Salary to be taken into account under this Plan.  Such limitation shall be reflected in the Participant’s Plan Agreement, as it may be amended from time to time.
1.5

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.6

“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries, which form may be in written or electronic form as determined by the Committee.

1.7	“Board” shall mean the board of directors of the Company.
1.8

“Change in Control” shall mean the consummation of a “change in the ownership” of the Company or Parent, a “change in effective control” of the Company or Parent or a “change in the ownership of a substantial portion of the assets” of the Company or Parent, in each case, as defined under Section 409A of the Code.

1.9	“Claimant” shall have the meaning set forth in Section 13.1.
1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.11	“Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 12.
1.12	“Company” shall mean HERBALIFE INTERNATIONAL OF AMERICA, INC., a Nevada corporation.
1.13	“Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.
1.14	“Directors Fees” shall mean the annual cash fees paid by any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors of an Employer.
1.15	“Disability” shall mean that a Participant has become “disabled” as such term is defined under Section 409A of the Code.
1.16

“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan, which form may be in written or electronic form as determined by the Committee.

1.17

“Elective Deferral Account” shall mean the sum of (a) a Participant’s Deferral Amount, plus (b) earnings, gains, losses, and changes in value of the Measuring Funds hereon credited (or debited) in accordance with Section 3.6, net of all distributions from such Account.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.
1.18	“Employer” shall mean the Company, the Parent and/or any of its subsidiaries that have been selected by the Board to participate in the Plan.
1.19	“Measuring Funds” shall mean one or more of the mutual funds, investment vehicles, or investment indexes selected by the Committee pursuant to Section 3.5.
1.20	“Parent” shall mean Herbalife Ltd., an entity organized under the laws of the Cayman Islands.
1.21

“Participant” shall mean any employee (a) who is selected to participate in the Plan, (b) who elects to participate in the Plan, (c) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form (in the manner specified by the Committee), (d) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (e) who commences participation in the Plan, and (f) whose Plan Agreement has not terminated.

1.22

“Plan” shall mean the Company’s Management Deferred Compensation Plan which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement, as each may be amended from time to time.

1.23

“Plan Agreement” shall mean a written agreement or other instrument, as may be amended from time to time, which is entered into by and between one or more Employers and a Participant.  Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and shall specify, the Employer or Employers liable for the Participant’s benefits hereunder and the magnitude or extent of such liability.  The Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement and each Employer’s liability.  Upon the complete payment of a Participant’s Account Balance, each individual’s Plan Agreement and his or her status as a Participant shall terminate.

1.24	“Plan Year” shall be the calendar year, starting with 1996.
1.25	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.
1.26

“Retirement,” “Retire,” “Retires,” or “Retired” shall mean severance from employment or service with all Employers for any reason other than a leave of absence on or after the attainment of (a) age fifty (50) and the completion of ten (10) Years of Service, (b) age fifty-five (55) and the completion of five (5) Years of Service, (c) age sixty-five (65), whichever is earliest.

1.27	“Retirement Benefit” shall mean the benefit set forth in Article 5.
1.28	“Rollover Contribution” shall have the meaning set forth in Section 15.17.

1.29

“Rollover Contribution Account” shall mean the sum of (a) a Participant’s Rollover Contribution, plus (b) earnings, gains, losses, and changes in value of the Measuring Funds hereon credited (or debited) in accordance with Section 3.6, net of all distributions from such account.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

1.30	“Rollover Transfer” shall have the meaning set forth in Section 15.17.
1.31	“Scheduled In Service Distribution” shall mean the payout set forth in Section 4.1.
1.32

“Specified Employee” shall mean any Participant who is a “specified employee” (as such term is defined under Section 409A of the Code) of the Company.  The “identification date” (as defined under Section 409A of the Code) for purposes of identifying Specified Employees shall be December 31 of each calendar year.  Individuals identified on any identification date shall be Specified Employees as of April 1 of the calendar year following the year of the identification date.

1.33	“Termination Benefit” shall mean the benefit set forth in Article 7.
1.34

“Termination of Employment” shall mean the ceasing of employment with all Employers, voluntary or involuntarily, for any reason other than Retirement, death, or an authorized leave of absence.  Notwithstanding the foregoing, no Termination of Employment shall occur merely by reason of the transfer of employment of a Participant from an Employer to Parent, any corporation or entity in which Parent controls more than forty percent (40%) of the voting power, or any subsidiary of the Company or Parent which is not an Employer (a “Non-Participating Entity”).  Rather, such a Participant’s Termination of Employment shall occur on the ceasing of the Participant’s employment with all Non-Participating Entities and all Employers.  For the avoidance of doubt, a Termination of Employment shall not be deemed to have occurred unless such event also qualifies as a “separation from service” under Section 409A of the Code.

1.35	“Trust” shall mean the trust established pursuant to that certain Trust Agreement, dated as of January 1, 1996, between the Company and the trustee named therein, as amended from time to time.
1.36

“Unforeseeable Emergency” shall mean an event that would result in severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee.  For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code) may also constitute an unforeseeable emergency.  Except as otherwise provided in this Section 1.36, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.

1.37

“Years of Service” shall mean the total number of years in which a Participant has been employed by or in the service of an Employer.  For purposes of this definition only, a year of employment or service shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Participant’s date of hire (or engagement) and that, for any subsequent year, commences on an anniversary of that hiring date.

ARTICLE 2
SELECTION, ENROLLMENT, ELIGIBILITY

2.1

SELECTION BY COMMITTEE.  Participation in the Plan shall be limited to employees of an Employer who are part of a select group of management or highly compensated employees.  From the foregoing, the Committee shall select, in its sole and absolute discretion, employees to participate in the Plan.

2.2

ENROLLMENT REQUIREMENTS.  As a condition to participation, each selected employee shall complete, execute and return to the Committee (in the manner specified by the Committee) a Plan Agreement, an Election Form and a Beneficiary Designation Form.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.

2.3

ELIGIBILITY: COMMENCEMENT OF PARTICIPATION.  An employee selected to participate may commence participation within 30 days of becoming eligible to participate in the Plan so long as he or she has completed all enrollment requirements set forth herein and required by the Committee, including returning all required documents to the Committee and the Committee’s acceptance of all submitted documents.

ARTICLE 3
DEFERRAL COMMITMENTS/CREDITING OF GAINS, EARNINGS, LOSSES, ETC.

3.1	MINIMUM DEFERRAL.
(a)	MINIMUM. For each Plan Year, a Participant may elect to defer Base Annual Salary and/or Annual Bonus paid in respect of such Plan Year in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	2%
Annual Bonus	$2,000

If no election is made, the amount deferred shall be zero.

(b)

SHORT PLAN YEAR.  If a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Annual Salary and/or Annual Bonus deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	MAXIMUM DEFERRAL. For each Plan Year, a Participant may elect to defer Base Annual Salary and/or Annual Bonus up to the following maximum amounts for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	75%
Annual Bonus	100%

3.3

ELECTION TO DEFER; EFFECT OF ELECTION FORM.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make a deferral election by delivering to the Committee a completed and signed Election Form within 30 days of becoming eligible to participate in the Plan, which election and form must be accepted by the Committee for a valid election to exist.  An Election Form submitted for a Plan Year shall continue to apply to future Plan Years unless the Participant delivers a new Election Form to the Committee, in accordance with its rules and procedures, before the beginning of the future Plan Year.  An election made for a Plan Year (including by virtue of not submitting a new Election Form prior to such Plan Year) under this Section 3.3 shall be irrevocable during such Plan Year.

3.4

WITHHOLDING OF DEFERRAL AMOUNTS.  For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant’s Base Annual Salary.  The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant.  The Annual Deferral Amount shall be credited to the Participant’s Elective Deferral Account.  A Participant shall at all times have a fully vested and nonforfeitable interest in his or her Elective Deferral Account.

3.5

SELECTION OF MEASURING FUNDS AND INVESTMENT ELECTIONS.  The Committee shall select the Measuring Funds whose performance will measure the amounts to be credited under Section 3.6 to the Account Balances of Participants.  The selection of Measuring Funds shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Measuring Funds, or to acquire or maintain any actual investment.  The Committee may, in its discretion, change its selection of the Measuring Funds at any time.  If a Participant or Beneficiary has elected pursuant to this Section 3.5 to invest all or a portion of his Account Balance in a Measuring Fund which the Committee decides to discontinue, his Account Balance shall be invested after such discontinuance in the continuing Measuring Fund which the Committee determines, in its discretion, most nearly resembles the discontinued Measuring Fund.  The Committee shall provide each Participant (or Beneficiary in the event of a Participant’s death) with a list of the Measuring Funds available for hypothetical investment, and the Participant (or Beneficiary in the event of a Participant’s death) shall designate, on a form provided by the Committee, one or more of such Measuring Funds in which his Account Balance will be deemed to be invested.  The Committee, in its discretion, shall designate the times, procedures and limitations for the designation of hypothetical investments by Participants or Beneficiaries of their Account Balances among the Measuring Funds (including, but not limited to, the times when a Participant or Beneficiary may change his hypothetical investments, the increments (expressed as a dollar amount or as a percentage of the Participant’s Account Balance) in which a Participant or Beneficiary may chose to make a hypothetical investment in a Measuring Fund, and any minimum increment (expressed as a dollar amount or as a percentage of the Participant’s Account Balance) that may be deemed to be invested in a Measuring Fund); provided, however, that (a) a Participant or Beneficiary may make a selection of a hypothetical investment in a Measuring Fund on a prospective basis only, and (b) the times, procedures and limitations for the selection of hypothetical investments in the Measuring Funds in effect at any time shall be uniform among all Participants and Beneficiaries.

3.6

CREDITING OF EARNINGS, GAINS, LOSSES AND CHANGES IN VALUE OF MEASURING FUNDS.  The Committee shall determine, in its discretion, the exact times and methods for (a) crediting or charging each Participant’s Account Balance (and such Participant’s Elective Deferral Account, Rollover Contribution Account, and any Annual Deferral Amount paid as a Scheduled In Service Distribution under Section 4.1) with the earnings, gains, losses, and changes in value of the Measuring Funds selected by the Participant, (b) crediting each Participant’s Account Balance (and Elective Deferral Account and Rollover Contribution Account, as the case may be) with such Participant’s Annual Deferral Amount and Rollover Contributions, and (c) debiting each Participant’s

Account Balance (and such Participant’s Elective Deferral Account and Rollover Contribution Account) with the payment of benefits or withdrawals under this Plan.  The Committee may, at any time, change the timing or methods for crediting or debiting earnings, gains, losses, and changes in value of Measuring Funds, Annual Deferral Amounts, Rollover Contributions, and payments of benefits and withdrawals under this Plan; provided, however, that the times and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries.

3.7

FICA TAXES.  For each Plan Year in which an Annual Deferral Amount is being withheld, the Participant’s Employer(s) shall ratably withhold from that portion of the Participant’s Base Annual Salary and/or Annual Bonus that is not being deferred, the Participant’s share of FICA taxes on deferred amounts.  If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section.

ARTICLE 4
SCHEDULED IN SERVICE DISTRIBUTION; UNFORESEEABLE FINANCIAL
EMERGENCIES; WITHDRAWAL ELECTION

4.1

SCHEDULED IN SERVICE DISTRIBUTION.  In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future “Scheduled In Service Distribution” from the Plan with respect to that Annual Deferral Amount and Employer Matching Contributions attributable thereto.  Any Scheduled In Service Distribution pursuant to this Section 4.1 must be elected separately for each Plan Year for which compensation is deferred.  Thus, to elect a Scheduled In Service Distribution for a future Plan Year’s deferral, a new Election Form must be submitted during the applicable enrollment period for such Plan Year.  Once the applicable enrollment period has passed, a Scheduled In Service Distribution cannot be elected for that Plan Year’s deferral.  The Scheduled In Service Distribution shall be either a lump sum payment or annual installment payments over a period of 2 to 5 years, in each case, in an amount that is equal to the Annual Deferral Amount and Employer Matching Contributions thereto plus (or minus) earnings, gains, losses, and changes in value credited (or debited) on such amount under Section 3.7.  Subject to the other terms and provisions of this Plan, each Scheduled In Service Distribution elected shall be paid (or commence) within 60 days of the first day of the Plan Year that is two or more years after the first day of the Plan Year in which an Annual Deferral Amount is actually deferred, as specified by the Participant at the time the election is made.  A Scheduled In Service Distribution may be deferred to a later date than the date of the originally elected Scheduled In Service Distribution provided that the date of the newly elected Scheduled In Service Distribution is five or more years later than the date of the originally elected Scheduled In Service Distribution, the Participant submits a new Election Form to the Administrative Committee at least one year prior to the date of the original Scheduled In Service Distribution, and the new election is not effective until at least one year after the date the new Election Form is submitted to the Administrative Committee.  For purposes of the preceding sentence, installment payments will be treated as a single lump-sum of payment on the date payments would otherwise commence.  Notwithstanding the foregoing, should an event occur that triggers a benefit under Articles 5, 6, or 7, any Annual Deferral Amount and Employer Matching Contributions attributable thereto, plus (or minus) earnings, gains, losses, and changes in value credited (or debited) on such amount under Section 3.6, that is subject to a Scheduled In Service Distribution election under this Section 4.1 shall not be paid in accordance with this Section 4.1, but shall be paid in accordance with the other applicable Article of this Plan.

4.2

WITHDRAWAL PAYOUT/SUSPENSIONS FOR UNFORESEEABLE FINANCIAL EMERGENCIES.  If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to (a) suspend any deferrals required to be made by a Participant and/or (b) receive partial or full payout from the Plan.  The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  If, subject to the sole and absolute discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.  Notwithstanding anything herein to the contrary, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

ARTICLE 5
RETIREMENT BENEFIT

5.1	RETIREMENT BENEFIT. A Participant who retires shall receive, as a Retirement Benefit, his or her Account Balance.
5.2

PAYMENT OF RETIREMENT BENEFITS.  A Participant, in connection with his or her commencement of Participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in monthly installments over a period of 60 months or over a period of 120 months, with the portion of the Retirement Benefit which is yet to be distributed being credited (or debited) with earnings, gains, losses, and changes in value of the Measuring Funds as set forth in Section 3.6.  The Participant may change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that (a) any such Election Form is submitted at least one year prior to the Participant’s Retirement, (b) the new payout period does not commence until at least five years from the date the Retirement Benefit would have been paid, and (c) the new election is not effective until at least one year after the date the new Election Form is submitted to the Committee.  For purposes of the preceding sentence, installment payments will be treated as a single lump-sum of payment on the date payments would otherwise commence.  Subject to Section 15.18, the lump sum payment shall be made, or installment payments shall commence, no later than 60 days from the date the Participant Retires.

5.3	DEATH PRIOR TO COMPLETION OF RETIREMENT BENEFITS. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 6
PRE-RETIREMENT SURVIVOR BENEFIT

6.1

PRE-RETIREMENT SURVIVOR BENEFIT.  If a Participant dies before he or she Retires, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance.

6.2

PAYMENT OF PRE-RETIREMENT SURVIVOR BENEFITS.  The Pre-Retirement Survivor Benefit shall be paid in the payment period previously elected by the Participant for payment of the Retirement Benefit, or, if no election is made, monthly for 10 years, with the portion of such Pre-Retirement Survivor Benefit yet to be distributed being credited (or debited) with earnings, gains, losses and changes in value on the Measuring Funds in the manner set forth in Section 3.6.  The first (or only payment, if made in lump sum) shall be made within 60 days of the Committee’s receiving proof of the Participant’s death.

ARTICLE 7
TERMINATION BENEFIT

7.1

TERMINATION BENEFITS.  If a Participant experiences a Termination of Employment prior to his or her Retirement, the Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance, credited (or debited) with earnings, gains, losses, and changes in value of the Measuring Funds in accordance with Section 3.6.

7.2

PAYMENT OF TERMINATION BENEFIT.  A Participant, in connection with his or her commencement of Participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or in monthly installments over a period of 60 months or over a period of 120 months, with the portion of the Termination Benefit which is yet to be distributed being credited (or debited) with earnings, gains, losses, and changes in value of the Measuring Funds as set forth in Section 3.6.  The Participant may change this election to any form specified by the Participant by submitting a new Election Form to the Committee, provided that (a) any such Election Form is submitted at least one year prior to the Participant’s Termination of Employment, (b) any form other than a lump sum shall be subject to the written consent of the Committee at least 12 months before the Participant’s Termination of Employment, (c) the new payout period does not commence until at least five years from the date the Termination Benefit would have been paid, and (d) the new election is not effective until at least one year after the date the new Election Form is submitted to the Committee.  For purposes of the preceding sentence, installment payments will be treated as a single lump-sum of payment on the date payments would otherwise commence.  Subject to Section 15.18, the lump sum payment shall be made, or installment payments shall commence, no later than 60 days from the date of the Participant’s Termination of Employment.  If a Participant has not filed an Election Form with the Committee validly specifying the manner in which his or her Termination Benefit will be paid, his or her Termination Benefit will be paid in the form of a lump sum.
7.3

DEATH PRIOR TO COMPLETION OF TERMINATION BENEFITS.  If a Participant dies after Termination of Employment, but before the Termination Benefit is paid, the Participant’s unpaid Termination Benefit shall be paid to the Participant’s Beneficiary over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 8
DISABILITY BENEFIT

8.1

BENEFIT ELIGIBILITY.  A Participant suffering a Disability shall be considered to have incurred a Termination of Employment as of the date such Disability is determined and shall be eligible for the benefits provided for in Articles 5 or 7, as applicable, in accordance with the provisions of those Articles.

ARTICLE 9
BENEFICIARY DESIGNATION

9.1

BENEFICIARY.  Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2

BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  Where required by law or by the Committee, in its sole and absolute discretion, if the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	ACKNOWLEDGMENT. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.
9.4

NO BENEFICIARY DESIGNATION.  If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the

Participant’s designated Beneficiary shall be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s issue upon the principle of representation and if there is no such issue, to the Participant’s estate.

9.5

DOUBT AS TO BENEFICIARY.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6

DISCHARGE OF OBLIGATIONS.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
LEAVE OF ABSENCE

10.1

PAID LEAVE OF ABSENCE.  If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, unless such leave of absence is considered a “separation from service” under Section 409A of the Code, the Participant shall continue to be considered actively employed by the Employer for purposes of Section 1.34 hereof and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2

UNPAID LEAVE OF ABSENCE.  If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, unless such leave of absence is considered a “separation from service” under Section 409A of the Code, the Participant shall continue to be considered actively employed by the Employer for purposes of Section 1.34 hereof, but the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the date the Participant returns to paid employment status.  Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.  If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 11
TERMINATION, AMENDMENT OR MODIFICATION

11.1

TERMINATION.  Any Employer reserves the right to terminate the Plan at any time with respect to Participants employed by the Employer.  Upon the termination of the Plan, to the extent permissible under Section 409A of the Code without the imposition of any additional taxes or penalties under Section 409A of the Code, the Participant’s Account Balance shall be paid out as though the Participant had experienced a Termination of Employment on the date of Plan termination, or, if Plan termination occurs after the date upon which the Participant was eligible to Retire, the Participant had

Retired on the date of Plan termination, provided, however, that payment of the Participant’s Account Balance may not be made or commence within one year of the date of Plan termination, and the entire Participant’s Account Balance must be paid in full within two years of the date of Plan termination.  Notwithstanding the foregoing, if Plan termination occurs after the Participant Retired and commenced (but not completed) distribution hereunder, benefits shall continue to the Participant pursuant to the terms hereof without regard to the termination.  Notwithstanding anything herein to the contrary, to the extent permitted under Section 409A of the Code without the imposition of any additional taxes or penalties under Section 409A of the Code, the Committee shall have the right at any time within the period beginning thirty (30) days prior to a Change in Control and ending twelve (12) months following a Change in Control, to completely terminate this Plan.  In the event of a Plan termination pursuant to the preceding sentence, the Committee shall liquidate all of this Plan and distribute each Participant’s Account Balance in a lump sum; provided that all such distributions are completed by the date that is thirty (30) days following the date of such termination.

11.2

AMENDMENT.  Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Account Balance, calculated as though the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification.  In addition, no amendment or modification of the Plan shall affect the right of any Participant or Beneficiary who was eligible to or did Retire on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected.

11.3

EFFECT OF PAYMENT.  The full payment of the applicable benefit under Articles 4, 5, 6, or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 12
ADMINISTRATION

12.1

COMMITTEE DUTIES.  This Plan shall be administered by a Committee, which shall consist of individuals approved by the Board, or, after the occurrence of a Change in Control, a third party who, before the occurrence of such Change in Control, was appointed by the Board to act as the Plan Administrator in the event of a Change in Control, and accepted such appointment.  Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as- may arise in connection with the Plan.  Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

12.2

AGENTS.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

12.3

BINDING EFFECT OF DECISIONS.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4

INDEMNITY OF COMMITTEE.  All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

12.5

EMPLOYER INFORMATION.  To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 13
CLAIMS PROCEDURE

13.1

PRESENTATION OF CLAIM.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.2	NOTIFICATION OF DECISION. The Committee shall consider a Claimant’s claim within 30 days of the making of the claim, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b)

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;
(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)

an explanation of the claim review procedure set forth in Section 13.3 below, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied on appeal.

13.3

REVIEW OF A DENIED CLAIM.  Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than 30 days after the review procedure begins, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent Documents;
(b)	may submit written comments or other Documents; and/or
(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
13.4

DECISION ON REVIEW.  The Committee shall render its decision on review promptly, and not later than 30 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 60 days after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	the specific reason(s) for the decision;
(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(c)

a statement that the Claimant is entitled to be receive, upon request and free of charge, reasonable access to , and copies of, all documents, records and other information relevant  to the claim for benefits

(d)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA; and
(e)	such other matters as the Committee deems relevant.
13.5

LEGAL ACTION.  A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any arbitration under Section 13.6 with respect to any claim for benefits under this Plan.

13.6

ARBITRATION.  Any claim or controversy between the parties which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Article 13, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

(a)

In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy.  Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter.  In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties.  If a single arbitrator is not selected by mutual consent within 10 business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main Los Angeles office of the American Arbitration Association (“AAA”) or of the Federal Mediation and Conciliation Service.  If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin.  After each party has had four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b)

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in Los Angeles County agreed upon by the parties.  In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within Los Angeles County shall be designated by the arbitrator after consultation with the parties.  Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

(c)

In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant Beneficiary may, if he wishes, pay up to one-half of those amounts.  Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.  The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgement if the matter had been pursued in court litigation.  The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d)	The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.
(e)

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

(f)

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g)

Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

(h)

If any of the provisions of this Section 13.6 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 13.6, and this Section 13.6 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the provisions of this Section 13.6 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 14
TRUST

14.1

ESTABLISHMENT OF TRUST.  The Company may establish the Trust, and the Employers may transfer over to the Trust such assets, if any, as the Committee determines, from time to time and in its sole discretion, are appropriate.

14.2	INTERRELATIONSHIP OF THE PLAN AND THE TRUST. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.

The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust.  The Employers shall at all times remain liable to carry out their obligations under the Plan.  The Employers’ obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

ARTICLE 15
MISCELLANEOUS

15.1

UNSECURED GENERAL CREDITOR.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of an Employer.  Any and all of an Employer’s assets shall be, and remain, the general, unpledged and unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.2

EMPLOYER’S LIABILITY.  An Employer’s liability for the payment of benefits shall be defined only by the Plan.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

15.3

NONASSIGNABILITY.  Except as provided in Section 15.12 in the event of an issuance of a “Domestic Relations Order” (as defined in Section 15.12), neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant (except as set forth in Section 15.12 in the event of the issuance of a Domestic Relations Order) or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

15.4

COORDINATION WITH OTHER BENEFITS.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

15.5

NOT A CONTRACT OF EMPLOYMENT.  The terms and conditions of this Plan shall not be deemed to constitute a Contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an employee or a director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6

FURNISHING INFORMATION.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7

TERMS.  Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.  The masculine pronoun shall be deemed to include the feminine and VICE VERSA, unless the context clearly indicates otherwise.

15.8	CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
15.9	GOVERNING LAW. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.
15.10	NOTICE. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Mr. Richard Goudis
Chief Financial Officer
HERBALIFE INTERNATIONAL OF AMERICA, INC.
1800 Century Park East Los Angeles, CA 90067-1501

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by, mail, to the last known address of the Participant.

15.11

SUCCESSORS.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

15.12

SPOUSE’S INTEREST.  Except as set forth in this Section 15.12, a Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies.  Without limiting the generality of the foregoing, and except as provide below in this Section 15.12, the interest and the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.  Notwithstanding the foregoing, if all Annual

Deferral Amounts made on behalf of a Participant were made while the Participant was a resident of a community property state, and, in connection with the dissolution of the Participant’s marriage, a court issues a judgment, decree or order (including approval of a property settlement agreement) which relates to the division of marital property (a “Domestic Relations Order”), the Committee may act in accordance with such Domestic Relations Order to assign all or part of such Participant’s Account Balance to the Participant’s Spouse.  The Participant’s Account Balance or portion thereof which is assigned to the Participant’s Spouse in accordance with a Domestic Relations Order is hereinafter referred to as the “Spouse’s Account Balance.”  The Spouse’s Account Balance will be distributable to the spouse when, and in the manner in which, the Participant’s Account Balance would have been distributable to the Participant under Section 4.1, Article 5 or Article 7 if no Domestic Relations Order had been issued.  The Participant’s spouse shall have no right to make a Scheduled In Service Distribution election under Section 4.1, or to rescind or modify a Scheduled In Service Distribution election previously made by the Participant, but shall have the right, with respect to the Spouse’s Account Balance, to (a) make an election under Section 5.2 of an allowable alternative payout period by submitting an Election Form to the Committee, provided that such Election Form is submitted at least one year before the Participant’s Retirement, (b) designate a Beneficiary, (c) petition the Committee under Section 4.2 to receive a partial or full payout if such spouse experiences an Unforeseeable Emergency, and (d) designate hypothetical investments under Section 3.5.  After the Spouse’s Account Balance has been assigned to the Participant’s spouse under this Section 15.12, such spouse shall have no further right to, or interest in, the remaining portion of such Participant’s Account Balance.

15.13

VALIDITY.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14

INCOMPETENT.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15

DISTRIBUTION IN THE EVENT OF TAXATION.  The Company shall automatically make a distribution of all or a portion of a Participant’s Account Balance at any time the Committee determines, in its sole discretion, that all or a portion of the Plan fails to meet the requirements of Section 409A of the Code; provided that any distribution pursuant to this Section 15.15 does not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

15.16

LEGAL FEES TO ENFORCE RIGHTS AFTER CHANGE IN CONTROL.  The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or the Committee has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant or Beneficiary the benefits intended to be provided, then the Company irrevocably authorizes such person to retain counsel of his or her choice at the expense of the Company to represent such person in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company, the Committee, or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

15.17

ROLLOVER CONTRIBUTIONS AND ROLLOVER TRANSFERS.  If a Participant participates in any other plan or arrangement maintained by an Employer (other than a plan qualified under Section 401(a) of the Code) which provides for the deferral of income or compensation (an “Other Deferral Plan”), and the Participant has an account balance under such Other Deferral Plan which the Participant is not presently entitled to receive (other than through distributions or withdrawals on account of hardship or which entail a reduction in such account balance or the payment of some other penalty), the Committee, in its sole and absolute discretion, may permit all but not less than all of such Participant’s account balance in such Other Deferral Plan to be contributed to this Plan as a Rollover Contribution.  The amount of any such Rollover Contribution shall be deducted from the Participant’s account balance in such Other Deferral Plan, shall be credited to the Participant’s Rollover Contribution Account under this Plan, and shall thereafter be governed by the terms and provisions of this Plan rather than by the terms and provisions of such Other Deferral Plan.  Conversely, if a Participant has not become entitled to receive benefits under this Plan (other than pursuant to Section 4.2 or Section 4.3 of this Plan) and the Participant also participates in an Other Deferral Plan, the Committee may, in its sole and absolute discretion, permit all but not less than all of the Participant’s Account Balance to be transferred to such Other Deferral Plan in a Rollover Transfer.  The amount of any Rollover Transfer shall be credited to the Participant’s account in such Other Deferral Plan, and shall thereafter be governed by the terms and provisions of such Other Deferral Plan rather than by the terms and provisions of this Plan.

15.18

REQUIRED DELAY IN PAYMENTS TO CERTAIN PARTICIPANTS. Notwithstanding anything herein to the contrary: no distributions to a Specified Employee that are to be made as a result of the Specified Employee’s Termination of Employment for any reason other than death or Disability shall be made or commence prior to the date that is the earlier of six months after the date of Termination of

Employment or the date of the Specified Employee’s death, or such shorter period that the Company determines is sufficient to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code; provided that any distributions that otherwise would have been payable during such six-month (or shorter) period shall continue to accrue earnings under Article 3 and shall be distributed (together with any earnings thereon) in a lump sum on the first day following the expiration of such six-month (or shorter) period.

IN WITNESS WHEREOF, the Company has signed this Second Amendment and Restatement as of                        , 2008.

HERBALIFE INTERNATIONAL OF AMERICA, INC.,
a Nevada corporation

By: ______________________________

Its: ______________________________